Schedule 13G/A                                                       Page 1 of 6

================================================================================

SEC 1745   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
6-00) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
================================================================================

                                                ------------------------------
                                                        OMB APPROVAL
                                                ------------------------------
                                                OMB Number:         3235-0145
                                                ------------------------------
                                                Expires:     October 31, 2002
                                                ------------------------------
                                                Estimated average burden
                                                hours per response.......14.9
                                                ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                                  QUOVADX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74913K106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                       Page 2 of 6

CUSIP No.  74913K106
--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                   J. Andrew Cowherd
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) [X]

              (b) [ ]
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization  United States of America
--------------------------------------------------------------------------------
Number of          5.    Sole Voting Power           3,000*
Shares
Beneficially       -------------------------------------------------------------
Owned by           6.    Shared Voting Power         2,458,001**
Each
Reporting          -------------------------------------------------------------
Person With        7.    Sole Dispositive Power      3,000*

                   -------------------------------------------------------------

                   8.    Shared Dispositive Power    2,458,501**

--------------------------------------------------------------------------------

         9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,491,001** and ***
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)  8.4%** and ***
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)

              IN

--------------------------------------------------------------------------------

Schedule 13G/A                                                       Page 3 of 6

CUSIP No.  74913K106
--------------------------------------------------------------------------------

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                   Atlantic Medical Capital, L.P.
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) [ ]

              (b) [ ]
--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------
Number of          5.    Sole Voting Power           2,388,001
Shares
Beneficially       -------------------------------------------------------------
Owned by           6.    Shared Voting Power         70,000
Each
Reporting          -------------------------------------------------------------
Person With        7.    Sole Dispositive Power      2,388,001

                   -------------------------------------------------------------

                   8.    Shared Dispositive Power    70,000

--------------------------------------------------------------------------------

         9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,488,001***
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (9)  8.4%***
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)

              PN

--------------------------------------------------------------------------------

Schedule 13G/A                                                       Page 4 of 6

ITEM 1.

         (a)      Quovadx, Inc.

         (b)      6400 S. Fiddler's Green Circle, Suite 1400, Englewood, CO
                  80111

ITEM 2.

         (a)      J. Andrew Cowherd    Atlantic Medical Capital, L.P.

         (c)      156 West 56th Street Suite 1605 New York, NY 10019

         (b)      United States of America

         (c)      Common Stock

         (d)      74913K106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount beneficially owned:

                  J. Andrew Cowherd:                       2,491,001** and ***
                  Atlantic Medical Capital, L.P.:          2,488,001***

         (b)      Percent of class:

                  J. Andrew Cowherd:                       8.4%** and ***
                  Atlantic Medical Capital, L.P.:          8.4%***


         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: ****

                  (ii)     Shared power to vote or to direct the vote: ****

                  (iii) Sole power to dispose or to direct the disposition of: ****

                  (iv) Shared power to dispose or to direct the disposition of: ****

Schedule 13G/A                                                       Page 5 of 6

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

----------

* Includes 1,000 shares held by Mr. Cowherd's spouse as custodian for their son.

** Includes: (a) 2,388,001 shares held by Atlantic Medical Capital, L.P. Mr. Cowherd is a member of Atlantic Medical Management, LLC, which is the management services company of Atlantic Medical Capital, L.P.; (b) 70,000 shares held by AHR Seller Group, LLC. Mr. Cowherd is a member of Atlantic Medical Management, LLC, which is the management services company of Atlantic Medical Capital, L.P., which is a member of AHR Seller Group, LLC.

*** Includes 30,000 shares which may be acquired within 60 days of December 31, 2001 upon exercise of options by Atlantic Medical Management, LLC.

**** Lines 5-8 of pages 2 and 3 of this Schedule 13G/A are incorporated by reference and show, respectively, the ownership of each reporting person.

Schedule 13G/A                                                       Page 6 of 6


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 2002
                                  ----------------------------------------------
                                                       Date


                                               /s/ J. ANDREW COWHERD
                                  ----------------------------------------------
                                                     Signature


                                                  J. Andrew Cowherd
                                  ----------------------------------------------
                                                       Name



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 14, 2002
                                  ----------------------------------------------
                                                      Date


                                              /s/ J. ANDREW COWHERD
                                  ----------------------------------------------
                                                    Signature


                                  J. Andrew Cowherd, Member of Atlantic Medical Management, LLC, management services company of Atlantic Medical Capital, L.P.
                                  ----------------------------------------------
                                                  Name/Title